U.S. SECURITIES AND EXCHANGE COMMISSION Washington, DC
                                      20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

     Regan***                         Basil
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     (Last)                          (First)               (Middle)

     32 East 57th Street, 20th Floor
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                                    (Street)

     New York                          New York             10017
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     (City)                             (State)              (Zip)

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2.   Issuer Name and Ticker or Trading Symbol

     Axeda Systems Inc. (Xeda)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

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4.   Statement for Month/Year

     November 21-25, 2002

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5.   If Amendment, Date of Original (Month/Day/Year)

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6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_] Director                            [ ] 10% Owner
     [_] Officer (give title below)          [X] Other (specify below)
                                                 Less than 10% Owner.
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7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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Common Stock                          11/21/2002     S               30,000      D      0.919247                 (D)
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Common Stock                          11/21/2002     S               85,800      D      0.919247                 (D)
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Common Stock                          11/21/2002     S               84,200      D      0.919247                 (D)
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Common Stock                          11/21/2002     S                5,000      D      0.919247                 (D)
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Common Stock                          11/22/2002     S               30,300      D      0.8579082                (D)
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Common Stock                          11/25/2002     S               14,700      D      0.6932421                (D)
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Common Stock                          11/25/2002     S               25,000      D      0.6932421
(D)
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Common Stock                          11/25/2002     s               25,000      D      0.6932421                (D)
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Common Stock                          11/25/2002     s               25,000      D      0.6932421                (D)
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Common Stock                          11/25/2002     S                7,100      D      0.6932421                (D)
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Common Stock                          11/25/2002     S               19,900      D      0.6932421                (D)
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Common Stock                          11/25/2002     S               25,000      D      0.6932421                (D)
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Common Stock                                                                                       114,500       (D)
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Common Stock                                                                                     2,280,900       (I)
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                            (Print or Type Response)
(Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.
                                                                                                          10.
                                                                                                          Number
                                                                                                          Owner-
                                                                                                          of
                                                                                                          ship
                                                                                                          Deriv-
                                                                                                          Form
             2.                                                                                           ative      of
             Conver-                             5.                             7.                        Secur-     Deriv-  11.
             sion                                Number of                      Title and Amount          ities      ative   Nature
             or                                  Derivative    6.               of Underlying     8.      Bene-      Secur-  of
             Exer-                       4.      Securities    Date             Securities        Price   ficially   ity:    In-
             cise    3.       3A.        Trans-  Acquired (A)  Exercisable and  (Instr. 3 and 4)  of      Owned      Direct  direct
             Price   Trans-   Deemed     action  or Disposed   Expiration Date  ----------------  Deriv-  Following  (D) or  Bene-
1.           of      action   Execution  Code    of(D)         (Month/Day/Year)           Amount  ative   Reported   In-     ficial
Title of     Deriv-  Date     Date,      (Instr. (Instr. 3,    ----------------           or      Secur-  Trans-     direct  Owner-
Derivative   ative   (Month/  if any     8)      4 and 5)      Date     Expira-           Number  ity     action(s)  (I)     ship
Security     Secur-  Day/     (Month/    ------  ------------  Exer-    tion              of      (Instr. (Instr.    (Instr. Instr.
(Instr. 3)   ity     Year)    Day/Year)  Code V   (A)    (D)   cisable  Date    Title     Shares  5)      4)         4)      4)
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Explanation of Responses:

++ The securities reported on this filing are held in the account of an unregistered investment company over which the Reporting Person has investment discretion through the Reporting Person's position in the general partner of said entity. The Reporting Person in turn has a pecuniary interest in the securities held by said unregistered investment company equal to his portion of the incentive allocation potentially made to the general partner of said entity each year.

*** The reporting Person disclaims beneficial ownership in the securities reported herein to the extent of his pecuniary interest therein.


         /s/  Basil P. Regan***                            November 26, 2002
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      **Signature of Reporting Person                             Date

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the Form is filed by more than one reporting person, see Instruction
     4(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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